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                                                                   EXHIBIT 10.7



                                   May 1, 1999


Mr. Robert L. Barrett
14 Stonebridge Lane
Pittsford, New York  14534

Dear Mr. Barrett:

         As you know, Frontier Corporation (the "Company") has entered into an agreement which would constitute a Change of Control pursuant to the agreement between yourself and the Company dated March 25, 1996 (the "COC Agreement"). In contemplation of a Change of Control, the Company and you agree to amend your COC Agreement as follows:

         1.       Section 4.2.3(b) is amended to read as follows:

                  (b) The period of your employment by the Company (whether under this Agreement or otherwise) and 24 months thereafter, if your employment is terminated, prior to a Change of Control
                  (i) because of your Retirement, or (ii) by the Company for Cause or without Cause;

         2.       Section 4.2.3(d) is amended to read as follows:

                  (d) On and after a Change of Control has occurred, or if your employment is terminated for Good Reason, the period of your employment by the Company under this Agreement.

         3. The third sentence of Section 6.1.5 is amended to read as follows:

                  The term "Bonus Amount" means the greatest of: (i) your annual cash performance bonus under the Company's bonus program at the premier target level for the year in which the Termination Date occurs, but no lower than the premier target level established and in effect prior to March 16, 1999; (ii) the bonus paid or payable to you with respect to the fiscal year preceding the year in which the Termination Date occurs; or
                  (iii) following a Change of Control, the bonus paid to you
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                  with respect to the fiscal year preceding the year in which the Change of Control occurred.

         4.       Section 6.2 is amended to read as follows:

                  6.2 Termination Without Cause. If the Company terminates your employment without Cause (as defined later in this Agreement) prior to a Change of Control, the Company shall pay you:

                  6.2.1  All Accrued Compensation;

                  6.2.2  A Pro Rata Bonus (as defined in Section 6.1.5 above);
                  and

                  6.2.3 Severance ("Severance") equal to twice the sum of (i) the annual base compensation you would have received for the entire fiscal year in which the Termination Date occurs plus
                  (ii) the Bonus Amount plus (iii) $25,000, or if greater, the 1999 cash equivalent of the annual value of the perquisites provided to you under the Company's Executive Compensation Program plus (iv) the Company contributions which would have been made on your behalf to the 401(k) retirement savings plan maintained by the Company for the year of your termination plus (v) the Company allocation which would have been made to your account in the Company's Supplemental Retirement Savings Plan (or any successor thereto) for the year of your termination. The foregoing shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by you upon termination of your employment under any severance plan, policy or arrangement of the Company.

                  In addition, the Company shall continue to provide to you and your family at the Company's expense, for 24 months following the Termination Date, the life insurance, disability, medical, dental, vision and hospitalization benefits provided to you and (other than for disability) your family immediately prior to the Termination Date.

                  Except as otherwise provided in this Section 6.2, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.
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         5.       The first phrase of the introductory sentence of Section 6.4 is amended to read as follows:

                  6.4 Termination by Company Following Change of Control or Termination for Good Reason. If the Company terminates your employment on and after a Change of Control, or you terminate your employment for Good Reason (whether or not you elect to retire, if eligible), the Company shall pay you:

         6. The first paragraph of Section 6.4.3 is amended to read as follows:

                  6.4.3 Severance equal to three times the sum of (i) the annual base compensation you would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus (iii) $25,000, or if greater, the 1999 cash equivalent of the annual value of the perquisites provided to you under the Company's Executive Compensation Program plus
                  (iv) the Company contributions which would have been made on your behalf to the 401(k) retirement savings plan maintained by the Company for the year of your termination plus (v) the Company allocation which would have been made to your account in the Company's Supplemental Retirement Savings Plan (or any successor thereto) for the year of your termination. The foregoing severance shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by you upon termination of your employment under any severance plan, policy or arrangement of the Company.

         7. The paragraph immediately following Section 6.4.3 shall be amended to read as follows:

                  In addition, the Company shall continue to provide to you and your family at the Company's expense, for 36 months following the Termination Date, the life insurance, disability, medical, dental, vision and hospitalization benefits provided to you and (other than for disability) your family immediately prior to the Termination Date.

         8.       The following proviso is added to the end of Section 8:

                  ; provided, however, that on and after a Change of Control neither the Company nor any other person shall
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                  be permitted to terminate any payments or benefits under the terms of this section.

         9.       Section 11.1.3 is amended to read as follows:

                  11.1.3 You have willfully engaged in conduct which is illegal or in violation of the Company's Code of Ethics; provided, however, that on and after a Change of Control this Section
                  11.1.3 shall be of no force and effect; or

         10. Section 11.4.7 is renumbered to be Section 11.4.8 and the following Section 11.4.7 is added:

                  11.4.7 Without your express written consent, after a Change of Control, any requirement that you relocate your principal place of business more than 50 miles from your principal place of business immediately prior to such Change of Control or any substantial increase in business related travel over the level of travel required immediately prior to the Change of Control; or

         11. The term "Retirement" above is used in the event you are or are currently entitled to become retirement eligible, and does not create new retirement eligibility. In the absence of a definition in your existing agreement, for purposes of this COC Amendment, the following definition applies:

                  "Retirement" shall, for each affected plan or agreement involving you and the Company, have the meaning established in the applicable plan or agreement, or in the absence of a definition or consistently applied interpretation, shall mean a voluntary or involuntary termination of your employment after age 65, or at age 65 or earlier, with age and service credits that would, in such case, entitle you to receive a normal or early retirement service pension under the Frontier Management Pension Plan (or any successor or substitute plan or plans of Frontier instituted prior to March 16, 1999.)

         Three signed copies of this amendment have been enclosed. The amendments being made herein are being made pursuant to authorization of the board of directors of the Company. Your agreement and this COC Amendment will not adversely impact the validity or treatment of any separate agreement that you have with the Company with respect to options, loan forgiveness or the like that was in place as of March 16, 1999.
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         If you agree to the above mentioned changes to your COC Agreement, please sign all copies below and return two of the signed original agreements to Mr. McCue.

                                   Sincerely,



                                   /s/ Joseph P. Clayton
                                   ---------------------------
                                   Joseph P. Clayton


Agreed and Accepted:



/s/ Robert L. Barrett
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Robert L. Barrett